EXHIBIT 99.1

FOR IMMEDIATE RELEASE
CONTACT:
EDWARD J. LAWSON, PRESIDENT AND CHAIRMAN, 21ST CENTURY HOLDING COMPANY
(954) 308-1257 OR (954) 581-9993


                      21ST CENTURY HOLDING COMPANY REPORTS
                              THIRD QUARTER RESULTS

      PLANTATION, FLORIDA, NOVEMBER 11, 2004 - 21st Century Holding Company (Nasdaq: TCHC), today reported results for the quarter ended September 30, 2004 (see attached tables).

      For the quarter ended September 30, 2004, the Company reported net loss of $13,754,082, or $2.32 per share on 5,925,952 undiluted shares, versus net income of $1,990,831 or $0.42 per share on 4,738,130 undiluted shares in the same three-month period last year. On a diluted share basis, the Company reported a loss of $2.19 per share, based on 6,279,826 average diluted shares outstanding. The net loss was due to the four hurricanes that hit Florida during the third quarter. The net loss consisted primarily of approximately $20 million incurred as a result of hurricane claims paid and reserved net of tax benefits and reinsurance recoveries.

      For the nine months ended September 30, 2004, the Company reported net loss of $7,155,297, or $1.24 per share on 5,786,803 undiluted shares, versus net income of $6,413,166 or $1.39 per share on 4,612,370 undiluted shares in the same nine-month period last year. On a diluted share basis, the Company reported a loss of $1.15 per share, based on 6,248,663 average diluted shares outstanding.

      Net premiums earned increased $11.3 million or 95.8% to $23.2 million for the three months ended September 30, 2004, as compared to $11.8 million for the same three-month period last year.

      Total revenues increased $11.3 million or 75.4% to $26.3 million for the three months ended September 30, 2004, as compared to $15.0 million for the same three-month period last year.

      EDWARD J. (TED) LAWSON, PRESIDENT & CHAIRMAN OF THE BOARD, said, "Even though revenue was higher this last quarter, with an unprecedented four hurricanes striking Florida, this year can only be described as disappointing. Even though our reinsurers are assuring us that the hurricane season that took place in Florida is only a 1-in-700 year event, we are implementing precautions that we believe should enable us to return to record profitability.

o We are in the process of filing for an additional rate increase on our homeowners business pending approval of the insurance regulators;

o We are changing our reinsurance structures to better handle our hurricane exposure;

o We are changing our mix of homeowners business to better take advantage of new construction and wind deductibles; and

o     We are diversifying our book of business.

      In this regard, our auto production has already increased from $1 million per month through the first nine months of this year to now $2.5 million per month. Our general liability and special events coverage business is running at a $2 million per month pace versus the $1 million per month it was running at last year. Also, American Vehicle's surplus has grown from $10 million at the end of 2003 to over $15 million today. This is the primary company that writes our general liability and auto business. This added surplus will give us the ability to accelerate our expansion into other states which should further diversify our company and increase our revenue and profitability going forward."

      Mr. Lawson continued, "These changes are now taking place and although we're disappointed in this year's results, we are very much looking forward to next year and beyond. This year's guidance for calendar year 2004 ending December 31st, which was for us to approximately break even, may be lowered, as more information is available to us. However, this past quarter is behind us now and we now anticipate returning to profitability in our current fourth quarter ending 12/31/04. Also, we remain confident in our 2005 guidance of $2.67 per share. Furthermore, the first quarter of next year should be a record first quarter for revenue and profitability."

      Mr. Lawson continued, "In conclusion, this was a trying year but I can assure you that this company remains strong and well positioned for future record growth and profitability."

      The Company will hold an investor conference call at 4:30 PM (ET) on Thursday, November 11, 2004. Mr. Lawson, Mr. Richard A. Widdicombe, CEO, and Mr.
J. Gordon Jennings III, CFO, will discuss the financial results and review the outlook for the Company. Messrs. Lawson, Widdicombe and Jennings invite interested parties to participate in the conference call. Listeners can access the conference call by dialing toll free 888-460-6235. Please call at least five minutes in advance to ensure that you are connected prior to the presentation.

ABOUT THE COMPANY

      The Company, through its subsidiaries, underwrites standard and non-standard personal automobile insurance, flood insurance, general liability insurance, mobile home insurance and homeowners' property and casualty insurance in the State of Florida. The Company underwrites general liability and homeowners insurance as an admitted carrier in the State of Louisiana. The Company also operates as an approved (non-admitted) carrier in the States of Georgia and Kentucky underwriting general liability coverage for contractors, mercantile classes and special events. In addition, the Company has underwriting authority and processes claims for third party insurance companies. In addition to insurance services, the Company offers premium finance services to its insureds as well as insureds of certain third party insurance companies. Lastly, the Company offers other ancillary services including licensing of its tax preparation software products, electronic income tax filing, tax preparation, and automobile tag and title transfer services.

      The Company offers single and master franchise opportunities to individuals through its subsidiaries, Fed USA Insurance/Financial Services and EXPRESSTAX(R) Franchise Corporation.

      Safe harbor statements under the Private Securities Litigation Reform Act of 1995: Statements in this press release that are not historical fact are forward-looking statements that are subject to certain risks and uncertainties that could cause actual events and results to differ materially from those discussed herein. Without limiting the generality of the foregoing, words such as "may," "will," "expect," "believe," "anticipate," "intend," "could," "would," "estimate," or "continue" or the other negative variations thereof or comparable terminology are intended to identify forward-looking statements. The risks and uncertainties include, without limitation, uncertainties related to estimates, assumptions and projections generally; inflation and other changes in economic conditions (including changes in interest rates and financial markets); pricing competition and other initiatives by competitors; ability to obtain regulatory approval for applications to underwrite in an additional jurisdiction or for requested rate changes, and the timing thereof; legislative and regulatory developments; the outcome of litigation pending against the Company and any settlement thereof; risks related to the nature of the Company's business; dependence on investment income and the composition of the Company's investment portfolio; the adequacy of the Company's liability for loss and loss adjustment expense; insurance agents; claims experience; limited experience in the insurance industry; ratings by industry services; catastrophe losses; reliance on key personnel; weather conditions (including the severity and frequency of storms, hurricanes, tornadoes and hail); changes in driving patterns and loss trends; acts of war and terrorist activities; court decisions and trends in litigation, and health care and auto repair costs; and other matters described from time to time by the Company in releases and publications, and in periodic reports and other documents filed with the United States Securities and Exchange Commission. In addition, investors should be aware that generally accepted accounting principles prescribe when a company may reserve for particular risks, including litigation exposures. Accordingly, results for a given reporting period could be significantly affected if and when a reserve is established for a major contingency. Reported results may therefore appear to be volatile in certain accounting periods.

                                     #####

                          21st CENTURY HOLDING COMPANY
                      Consolidated Statements of Operations
                                   (Unaudited)

                                                   Three Months Ended September 30,  Nine Months Ended September 30,
Revenue:                                                2004             2003             2004             2003
                                                       ----             ----              ----             ----
    Gross premiums written                          $ 24,301,800    $ 22,369,229      $ 73,929,571    $ 56,559,803
    Gross premiums ceded                                  71,385      (5,627,904)          975,429     (15,830,769)
                                                    ------------    ------------      ------------    ------------

         Net premiums written                         24,373,185      16,741,325        74,905,000      40,729,034

    Decrease in prepaid reinsurance premiums          (1,330,351)     (2,486,527)       (7,426,095)     (2,550,620)
    Decrease (increase) in unearned premiums             156,954      (2,404,301)      (14,342,263)     (4,921,972)
                                                    ------------    ------------      ------------    ------------
         Net change in prepaid reinsurance
         premiums and unearned premiums               (1,173,397)     (4,890,828)      (21,768,358)     (7,472,592)
                                                    ------------    ------------      ------------    ------------

         Net premiums earned                          23,199,788      11,850,497        53,136,642      33,256,442
    Commission income                                    476,421         394,599         1,785,290       1,143,116
    Finance revenue                                      784,584         984,644         2,824,568       3,247,673
    Managing general agent fees                          501,225         640,661         1,488,405       1,894,524
    Net investment income                                839,641         513,515         2,141,686       1,229,185
    Net realized investments gains (losses)               80,959          33,765           261,386       1,453,465
    Other income                                         459,345         603,740         2,849,555       2,603,805
                                                    ------------    ------------      ------------    ------------

         Total revenue                                26,341,963      15,021,421        64,487,532      44,828,210
                                                    ------------    ------------      ------------    ------------

Expenses:
    Loss and loss adjustment expenses                 42,292,556       6,322,281        56,385,548      20,603,737
    Operating and underwriting expenses                5,353,136       2,969,326        11,803,803       8,308,583
    Salaries and wages                                 2,467,014       2,356,613         7,107,344       6,714,432
    Interest expense                                     186,902         177,466           631,824         287,350
    Policy acquisition costs, net of amortization      2,521,738         123,080         4,645,906        (914,412)
                                                    ------------    ------------      ------------    ------------

         Total expenses                               52,821,346       1,948,766        80,574,425      34,999,690
                                                    ------------    ------------      ------------    ------------

Income before provision for income tax expense       (26,479,383)      3,072,655       (16,086,893)      9,828,520
Provision (benefit) for income tax expense           (12,725,301)      1,081,824         3,415,354
                                                                    ------------      ------------    ------------
         Net income (loss)                          $(13,754,082)   $  1,990,831      $ (7,155,297)   $  6,413,166
                                                    ============    ============      ============    ============


Basic net income (loss) per share                   $      (2.32)   $       0.42      $      (1.24)   $       1.39
                                                    ============    ============      ============    ============


Weighted average number of common shares
outstanding                                            5,925,952       4,738,130         5,786,803       4,612,370
                                                    ============    ============      ============    ============

Fully diluted net income (loss) per share           $      (2.19)   $       0.38      $      (1.15)   $       1.32
                                                    ============    ============      ============    ============


Weighted average number of common shares
outstanding (assuming dilution)                        6,279,826       5,277,875         6,248,663       4,874,178
                                                    ============    ============      ============    ============

Dividends declared per share                        $       0.08    $       0.07      $       0.16    $       0.17
                                                    ============    ============      ============    ============

                          21st CENTURY HOLDING COMPANY
                               Balance Sheet Data
                                   (Unaudited)



                                                            Period Ending
                                                     09/30/04          12/31/03
                                                     --------          --------

Total Cash & Investments                           $107,025,191     $ 54,060,589
Total Assets                                       $187,854,253     $106,695,593
Unpaid Loss and Loss Adjustment Expense            $ 76,653,620     $ 24,570,198
Total Liabilities                                  $159,975,734     $ 74,649,217
Total Shareholders' Equity                         $ 27,878,519     $ 32,046,376

PREMIUM BREAKOUT

Line of Business                                  09/30/04              09/30/03
----------------                                  --------              --------
Automobile                                           21.4%                 70.6%
Homeowners                                           63.8%                 22.3%
General Liability                                    13.2%                  4.7%
Mobile Home Owners                                    1.6%                  2.4%
                                                      ----                  ----
Gross Written Premiums                              100.0%                100.0%